Exhibit 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

June 15, 2017

Simulations Plus Reports Record Preliminary Revenues for Third Quarter FY2017

LANCASTER, CA, June 15, 2017 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of consulting services and software for pharmaceutical discovery and development, today released preliminary revenues for the third quarter of its fiscal year 2017, the period ended May 31, 2017 (3QFY17).

Mr. John Kneisel, chief financial officer of Simulations Plus, Inc., stated: “In accordance with our policy to release timely financial information to our shareholders, we are releasing preliminary revenues for 3QFY17. Earnings will not be released until just prior to the filing of our quarterly report on Form 10-Q. We expect to file our 10-Q with the U.S. Securities and Exchange Commission on or before the July 10, 2017 deadline.”

Kneisel continued, “Next quarter will be the last time we will release preliminary revenues at the end of the quarter, likely occurring at the end of September. With the continued growth of the Company, the revenue mix has shifted from mostly software, for which revenue recognition is straightforward, to a much higher percentage of consulting projects over three divisions. Compiling revenues for a variety of contract types and master services agreements is now much more complicated. As a result, beginning with the new fiscal year we will adjust our policy and follow the approach of the majority of public companies, releasing our complete results in conjunction with the filing of our periodic results on Form 10-Q and 10-K with the SEC.”

Preliminary results for the quarter:

•	Preliminary revenues for the three months ended May 31, 2017, were $6.69 million, compared to $6.01 million for the same period in 2016. This represents an increase of 11.3%, or $680,000.
•	Preliminary revenues for the nine months ended May 31, 2017, were $17.82 million, compared to $16.01 million for the same period in 2016. This represents an increase of 11.2% or $1.8 million.
•	Approximately 71.2% of 3QFY17 revenues were from software and software-related training services.
o	Software and software-related services were up approximately 4.9% for 3QFY17 compared to 3QFY16.
•	Approximately 28.8% of 3QFY17 revenues were from consulting services and analytical studies including collaborations.
o	Lancaster analytical study and collaboration revenues were approximately $219,000 for 3QFY17 increasing by $66,000, or 43.5%, compared to 3QFY16.
o	Buffalo preliminary revenues increased by 29.4%, or $397,000, to $1.74 million for 3QFY17 from $1.3 million for 3QFY16.
•	During 3QFY17, the company added 20 new software customers and a total of 63 for the nine months ended May 31, 2017.
•	Cash remains strong: as of May 31, 2017, cash was $8.2 million. Consolidated cash as of June 12, 2017, was $5.6 million. On June 1, 2017, the Company acquired DILIsym Services, Inc. of Research Triangle Park, North Carolina, and approximately $5 million of acquisition-related payments were disbursed subsequent to May 31, 2017. In addition, during the quarter ended May 31, 2017, the Company made a dividend distribution of approximately $862,000 on May 15, 2017, and the final payment of $1,000,000 to TSRL was made in April.

John DiBella, vice president for marketing and sales of Simulations Plus, said: “Our record third quarter revenue numbers were driven by the sustained increase in requests for consulting services in both Buffalo and Lancaster. To meet this strong demand, we added several scientists to our teams in the third fiscal quarter. While we also achieved growth in software and software-related services in the third quarter, it was below our normal levels, as our software renewal revenue was impacted by the merger of two companies and the resulting synchronization of software licenses that would have been an additional $110,000. We still delivered 20% growth in the number of license units sold, achieved robust sales performance in Asia, and continued to penetrate into non-pharmaceutical markets. With the recent release of GastroPlus™ v9.5, expected new versions of PKPlus™ and MembranePlus™, and workshops scheduled in Korea, the United States, and Japan this fall, and of course the acquisition of DILIsym Services, Inc. that we expect to add to revenues and earnings, we look forward to ending our fiscal year 2017 on a high note.”

Dr. Ted Grasela, president of Simulations Plus, added, “Our clients recognize the value of the synergies between Buffalo and Lancaster as reflected in the growing demand for our services. I look forward to building high-value relationships with our new colleagues in DILIsym.”

Walt Woltosz, chairman and chief executive officer of Simulations Plus, said: “The third fiscal quarter is yet another in a long string of record quarters for Simulations Plus, with growth on all fronts. The especially strong growth in consulting services in both Lancaster and Buffalo is evidence of the value our scientific teams provide. We now begin our first quarter including our DILIsym Services, Inc. division in Research Triangle Park, North Carolina, and we expect additional growth in both revenues and earnings from that division.”

About Simulations Plus, Inc.

Simulations Plus, Inc. is a premier developer of drug discovery and development software as well as a leading provider of both preclinical and clinical pharmacometric consulting services for regulatory submissions. The company is a global leader focused on improving the ways scientists use knowledge and data to predict the properties and outcomes of pharmaceutical and biotechnology agents. Our software is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies and regulatory agencies worldwide. Our innovations in integrating new and existing science in medicinal chemistry, computational chemistry, pharmaceutical science, biology, and physiology into our software have made us the leading software provider for physiologically based pharmacokinetic modeling and simulation. For more information, visit our website at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

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